eWellness Bistromatics Service Agreement Binding Letter of Intent

Recitals:

eWellness Healthcare Corporation ("eWellness" and or "the Company") has struggled financially for the past 4 years of development with none of the senior management of the company receiving any of the agreed to compensation. Bistromatics Inc. ("Bistromatics") the Canadian company that eWellness licensed its PHZIO platform from has done unanticipated additional accelerated work for the past 5 months to fully engineer and construct additional novel features that were required in order to ready the PHZIO platform for launch. eWellness and Bistromatics hereinafter ("the Parties"). This additional programming cost amounts to US$225,000. The company is not in a position to pay this bill, nor are eWellness senior executives willing to continue to work for no compensation. As a result of this financial situation, Bistromatics has offered the following solution in order to launch the PHZIO platform to the entire physical therapy ("PT") industry. This solution comes in the form of a 3-year service agreement. It is acknowledged by both Parties that they believe that this Agreement will lower the long term costs of operating the PHZIO platform for eWellness.

The following is a binding letter of intent to complete a definitive service agreement between the Parties within the next 14 business days.

1. eWellness outsources operational oversight to Bistromatics for the Phzio System

- Development
- Content Editing
- Client on boarding
- Clinic Training
- Support & Maintenance
- Billing
- Hosting
- Oversight and Support of CRM and Helpdesk system

Monthly base fee: $100,000 to be paid by eWellness to Bistromatics for development, content editing, client development and support and covering the compensation costs of Curtis Hollister CTO, Darwin Fogt CEO and Mike Block Senior Programmer. Fogt and Hollister will retain there eWellness officer positions and board seats and will retain their past due compensation up through June 30, 2016.

eWellness agrees that Curtis Hollister and Darwin Fogt will participate on the Compensation Committee and that no significant share options will be issued until this committee has reviewed and approved such allocations.

Post payment of the initial $100,000 monthly base fee, eWellness will only be obligated to pay $50,000 monthly until Bistromatics has successfully signed and collected the first monthly service fee for 100 Physical Therapy Clinics to start using the PHZIO platform.

A Physical Therapy Clinic is defined as unique physical location where physical therapy services are delivered and a monthly fee is charged to the Clinic to use the PHZIO platform.

Bistromatics will provide eWellness notice and evidentiary details to show the 100 Clinics goal has been realized. Upon such notice, the Monthly Base Payment will return to $100,000 and be paid per the existing schedule.

Expenses associated with:

- Content creation;
- Hosting;
- Software licenses fees (e.g.);
- Development & support resources
- Travel and communications; and
- other eWellness specific expenses are to be charged back to eWellness at cost +15%.

First Payment Date: On or before November 15, 2016. Bistromatics will have the ability to convert any outstanding amounts that fall in arrears 60

days into common stock at the same terms as the next round of financing or the Company's common stock price, which ever is higher.

Payments for Monthly Base Fees will be issued on the 15th calendar day of each month.

eWellness is currently a publicly traded company, in the event that eWellness is delisted and not longer a publicly trading stock, the Monthly Base Fee will automatically revert to $100,000 monthly for any future Monthly Base Fee payments.

2. Shares issued to Bistromatics Inc. for existing work completed ($225,000)

- 25,280,899 common shares @$0.0089
- Right to appoint 40% of the Board seats at eWellness

3. Exclusive rights to the Canadian market for all eWellness service and product offerings in perpetuity.

- Royalty on revenues of 10% back to eWellness
- In the event of a sale of the Canadian rights and the operations associated with the Canadian market for the Phzio platform, eWellness shall forfeit any future royalties and:
    - Receive a 10% commission on the sale if Bistromatics is responsible for facilitating the sale opportunity
    - Or in the event of a sale where eWellness has facilitated the sale opportunity, then eWellness shall receive a 25% commission on the sale of the Canadian operations.

4. All outstanding salaries with eWellness will not be converted by any officer or director. These amounts will still be payable to respective parties.

5. All remaining outstanding expenses at eWellness will still be owed to Darwin Fogt and Curtis Hollister.

6. Darwin, Mike and Curtis will act as dedicated resources to eWellness through Bistromatics.

The Parties agree to expeditiously complete a definitive agreement on or about the above noted terms within the next 14 business days.

The Parties agree to the above terms and conditions on this 12th Day of November 2016.

Bistromatics Inc.

Curtis Hollister, Director

eWellness Healthcare Inc.

Douglas MacLellan, Chairman and Director